Exhibit 4

                             KANDERS & COMPANY, INC.
                               Two Soundview Drive
                          Greenwich, Connecticut 06830

                                                               February 13, 2001

The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, NY 11729

Dear Sirs:

      We are pleased to set forth in this agreement (the "Agreement") the terms of the retention of Kanders & Company, Inc. (the "Consultant") by The Langer Biomechanics Group, Inc. and its affiliates and subsidiaries (collectively, the "Company").

      1. The Consultant will act as the non-exclusive consultant to the Company, and will, subject to the provisions hereinafter set forth:

            (a) Render general investment banking and financial advisory services to the Company, including, but not limited to, assisting in the development and structuring of a corporate financing and acquisition strategy for the Company. The Company and the Consultant will execute engagement letters or letters of intent at the appropriate time in connection with specific transactions for which the Consultant will be entitled to receive compensation; and

            (b) Any other matter as may be mutually agreed upon by the Consultant and the Company.

      In connection with the Consultant's activities on the Company's behalf, the Consultant will familiarize itself with the business, operations, properties and financial condition of the Company. Nothing contained in this Agreement shall require the Consultant to render a fairness opinion to the Company.

      2. If the Company requests that the Consultant assist the Company in any debt or equity financing for the Company, or in any acquisition by, or recapitalization of, the Company, in any form, including but not limited to any merger, consolidation, stock or asset acquisition or divestiture, any such further action by the Consultant will be subject to a separate agreement containing provisions and terms to be mutually agreed upon. The Consultant's compensation for any such services shall be separately identified in such other agreement, and shall be in addition to the compensation set forth in paragraph 4 below.

      3. In connection with the Consultant's activities on the Company's behalf, the Company will cooperate with the Consultant and will furnish the Consultant with all information and data concerning the Company which the Consultant reasonably believes appropriate to its assignment (all such information so furnished being the "Information") and will provide the Consultant with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company recognizes and confirms that the Consultant (a) will use and rely


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The Langer Biomechanics Group, Inc.
February 13, 2001
Page 2

primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this
Agreement, without having independently verified same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an independent appraisal of any of the Company's assets. The Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify the Consultant if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to the Consultant. The Consultant agrees to keep confidential and not disclose, without the Company's prior written consent, any Information delivered to the Consultant by the Company that the Company has identified in writing as not publicly available and confidential for a period of six months after termination of this Agreement.

      4. As compensation for the services rendered by the Consultant hereunder, during the term of this Agreement the Company shall pay the Consultant an annual fee of $100,000 in installments of $8,333.33, payable in advance on the first day of each calendar month; provided that such amount shall be accrued for the first year of the term hereof, unless the Compensation Committee of the Board of Directors determines that, after paying all amounts that have accrued hereunder, the Company will have positive cash flow, in which event the Company shall pay all such accrued amounts hereunder.

      5. In addition to the fees described in paragraph 4 above, the Company agrees to reimburse the Consultant, upon request from time to time, for reasonable out-of-pocket expenses incurred (including, but not limited to, travel and other costs, reasonable fees and disbursements of counsel, and of other consultants retained by the Consultant).

      6. Simultaneously with the execution and delivery of this Agreement, the Company shall grant to the Consultant an option (the "Option") to purchase 100,000 shares of common stock, par value $.02 per share, of the Company at an exercise price of $1.525 per share, substantially in the form of Exhibit A attached hereto.

      7.    (a)   The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto as Exhibit B, the provisions of which are incorporated herein by reference and shall survive the termination of this Agreement.

            (b) The Company represents and warrants to the Consultant that (x) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action on the part of the Company, including authorization hereof by the Board of Directors of the Company, and (y) this Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforcement is limited by


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The Langer Biomechanics Group, Inc.
February 13, 2001
Page 3

                  bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

            (c) The Consultant represents and warrants to the Company that (x) the execution, delivery and performance of this Agreement by the Consultant have been duly authorized by all requisite corporate action on the part of the Consultant, including authorization hereof by the Board of Directors of the Consultant, and (y) this Agreement has been duly executed and delivered by the Consultant, and constitutes the legal, valid and binding obligation of the Consultant, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

      8. This Agreement shall commence on the date hereof and continue for a period of three years. Either party hereto may terminate this Agreement at any time after two years from the date hereof upon three months prior written notice, without liability or continuing obligation to you (except for our confidentiality obligations) or to us (except for any compensation earned, or expenses incurred, by us up to the date of termination) and except as set forth in paragraphs 4, 5, 6 and 7. Upon termination of this Agreement, the Company shall pay to the Consultant in one lump sum, payable within five days of such termination, (i) all amounts due the Consultant for reimbursement of expenses pursuant to Section 5 through the date of termination, and (ii) the full amount of compensation due to Consultant pursuant to Section 4 from the date hereof through the end of the term hereof (i.e. the third anniversary of the date hereof), to the extent the same has not been paid to the Consultant as of such termination date. In the event that this Agreement expires by its terms on the third anniversary and is not renewed, then the Company shall pay to the Consultant $100,000, and Consultant shall be subject to the provisions of
Section 9 hereof for a period of one (1) year from such date of expiration.

      9. Restriction of Competition; Interference; and Non-Solicitation.

            (a) As an inducement to the Company to enter into and perform its obligations under this Agreement, the Consultant covenants and agrees that, during the term hereof and for a period of one
                  (1) year after the termination of this Agreement for any reason, neither the Consultant nor its affiliates will, directly or indirectly, for their account or on behalf of any other Person (as defined in Section 9(b) below) or as an employer, employee, consultant, manager, agent broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:

                  (i)   Solicit or engage in any  business  that  engages in the
                        business   of  the   Company   (each,   a   "Competitive
                        Business").

                  (ii) Directly or indirectly for their own account or the benefit of others solicit, hire or retain any employee of the Company or its affiliates or persuade or entice


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The Langer Biomechanics Group, Inc.
February 13, 2001
Page 4

                        any employee of the Company or its affiliates to leave the employ of the Company or its affiliates.

                  (iii) Molest or interfere  with the goodwill and  relationship with any of the customers or suppliers of the Company or its affiliates.

                  (iv) Persuade, accept, induce or solicit any of the customers, suppliers or accounts of the Company or its affiliates, now existing or hereafter obtained, to engage anyone, other than the Company or its affiliates, to design, manufacture or market foot and gait-related biomechanical products for such customers, suppliers or accounts.

                  (v) Invest in, lend money or give financial support to any Competitive Business other than any investments or other interests that comprise less than a 5% ownership of a public company, or any investments or other interests which are passive investments, or in which the investment decision is made by a third party.

            (b) The provisions of Section 9(a) shall not be deemed to preclude the Consultant from directly acquiring or holding, solely for investment, securities of any corporation or entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation or entity. For the purpose of this Agreement, "Person" shall mean any individual, entity or group within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

      10. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. The Consultant and the Company agree to submit to the jurisdiction of the Federal and New York State Courts located in the County of New York, State of New York, United States of America for the purpose of resolving any disputes among them relating to this Agreement.

      11. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

      12. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute


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The Langer Biomechanics Group, Inc.
February 13, 2001
Page 5

one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

      If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                            Very truly yours,

                                            KANDERS & COMPANY, INC.

                                            By:      /s/ Warren B. Kanders
                                                     ---------------------
                                                     Warren B. Kanders
                                                     President

AGREED TO AND ACCEPTED:

The  Langer   Biomechanics  Group,  Inc.
hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this 13th day of February, 2001.

THE LANGER BIOMECHANICS GROUP, INC.

By:      /s/ Andrew H. Meyers
         --------------------
         Name:  Andrew H. Meyers
         Title: President